UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

(Date of earliest event reported):  January 11, 2010

Tanger Factory Outlet Centers, Inc.
Tanger Properties Limited Partnership
(Exact Name of Registrant as Specified in Charter)

North Carolina North Carolina (State or Other Jurisdiction of Incorporation)	1-11986 33-3526-01 (Commission File Number)	56-1815473 56-1822494 (IRS Employer Identification No.)

3200 Northline Avenue, Suite 360 Greensboro, NC 27408 (Address of Principal Executive Offices, including Zip Code)
3200 Northline Avenue, Suite 360 Greensboro, NC 27408 (Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (336) 292-3010

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                 Departure of Directors or Certain Officers; election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Tanger Factory Outlet Centers, Inc. 2010 Multi-Year Performance Plan

On January 11, 2010, the Compensation Committee of Tanger Factory Outlet Centers, Inc. (the “Company”) approved the general terms of the Tanger Factory Outlet Centers, Inc. 2010 Multi-Year Performance Plan (the “2010 Multi-Year Performance Plan”).

The 2010 Multi-Year Performance Plan is a long-term incentive compensation plan pursuant to which award recipients may earn up to approximately 615,000 restricted common shares of the Company based on the Company’s share price appreciation over four years beginning on January 1, 2010.  The maximum number of shares will be earned under this plan if the Company achieves 60% or higher share price appreciation over the four-year performance period.  The Company expects that the value of the awards, if the Company achieves 60% share price appreciation, will equal between approximately $35 and $39 million.  After the awards are earned, they will remain subject to a one-year vesting period.  For notional amounts granted in 2010, any shares earned on December 31, 2013 will vest on January 1, 2015 contingent on continued employment through the vesting date.

Under the 2010 Multi-Year Performance Plan, the Company will grant 205,000 notional units to award recipients, which may convert into a maximum of approximately 615,000 restricted common shares of the Company based on the Company’s aggregate share price appreciation over the four-year period from January 1, 2010 through December 31, 2013.  If the Company’s aggregate share price appreciation during this period equals or exceeds the minimum threshold of 40%, then the notional units will convert into the Company’s common shares on a one-for-one basis.  The notional units will convert into common shares on a one-for-two basis if the share price appreciation exceeds the target threshold  of 50% and on a one-for-three basis if the share price appreciation exceeds the maximum threshold of 60%.  The notional amounts will convert on a pro rata basis between share price appreciation thresholds. The share price targets will be reduced on a dollar-for-dollar basis with respect to any dividend payments made during the measurement period, subject to a minimum level price target.

The notional units, prior to the date they are converted into restricted common shares, will not entitle award recipients to receive any dividends or other distributions.  If the notional units are earned, and thereby converted into restricted common shares, then award recipients will be entitled to receive a payment of all dividends and other distributions that would have been paid had the number of earned common shares been issued at the beginning of the performance period.  Thereafter, dividends and other distributions will be paid currently with respect to all restricted common shares that were earned, whether vested or unvested.

At the end of the four-year performance period, if the minimum share price threshold is not achieved but the Company’s share performance exceeds the 50th percentile of the share performance  of its peer group, the notional units will convert into restricted common shares on a one-for-one basis.

All determinations, interpretations and assumptions relating to the vesting and calculation of the performance awards will be made by the Company’s Compensation Committee.

The Compensation Committee and its advisors are in the process of finalizing the documentation of the 2010 Multi-Year Performance Plan.  Accordingly, the definitive documentation relating to the terms of the 2010 Multi-Year Performance Plan may contain additional material terms that are not described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 15, 2010

TANGER FACTORY OUTLET CENTERS, INC.

By:  /s/ Frank C. Marchisello Jr.
            Frank C. Marchisello, Jr.
 Executive Vice President, Chief Financial Officer and Secretary

TANGER PROPERTIES LIMITED PARTNERSHIP

By:  TANGER GP TRUST, sole general partner

By:  /s/ Frank C. Marchisello Jr.
             Frank C. Marchisello, Jr.
           Vice President, Treasurer and Assistant Secretary

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